UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 6, 2017

Marina Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

17870 Castleton Street, Suite 250 City of Industry, CA		91748
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	626-964-5788

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

License Agreement

On February 6, 2017, Marina Biotech, Inc. (the “Company”) entered into a License Agreement (the “License Agreement”) with LipoMedics, Inc. (“LipoMedics”) pursuant to which, among other things, the Company provided to LipoMedics a license to the Company’s SMARTICLES platform for the delivery of nanoparticles including small molecules, peptides, proteins and biologics. This represents the first time that the Company’s SMARTICLES technologies have been licensed in connection with nanoparticles delivering small molecules, peptides, proteins and biologics.

Under the terms of the License Agreement, the Company could receive up to $90 million in success-based milestones. In addition, if LipoMedics determines to pursue further development and commercialization of products under the License Agreement, LipoMedics agreed, in connection therewith, to purchase shares of the Company’s common stock for an aggregate purchase price of $500,000, with the purchase price for each share of common stock being the greater of $0.29 or the volume weighted average price of the common stock for the thirty trading days immediately preceding the date on which LipoMedics notifies the Company that it intends to pursue further development or commercialization of a licensed product.

If LipoMedics breaches the License Agreement, the Company shall have the right to terminate the License Agreement effective sixty (60) days following delivery of written notice to LipoMedics specifying the breach, if LipoMedics fails to cure such material breach within such sixty (60) day period; provided, that if LipoMedics advises the Company in writing within such sixty (60) day period that such breach cannot reasonably be cured within such period, and if in the reasonable judgment of the Company, LipoMedics is diligently seeking to cure such breach during such period, then such period shall be extended an additional sixty (60) days for an aggregate of 120 days after written notice of termination, and if LipoMedics fails to cure such material breach by the end of such 120-day period, the License Agreement shall terminate in its entirety. LipoMedics may terminate the License Agreement by giving thirty (30) days’ prior written notice to the Company.

Vuong Trieu, Ph.D., the Chairman of the Board of Directors of the Company (the “Board”), is the Chairman of the Board and Chief Operating Officer of LipoMedics.

The Company intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the License Agreement. The omitted material will be included in the request for confidential treatment.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the License Agreement, a redacted copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017.

Stock Purchase Agreement

On February 6, 2017, the Company entered into a Stock Purchase Agreement (the “Purchase Agreement”) with LipoMedics pursuant to which the Company issued to LipoMedics an aggregate of 862,068 shares of the common stock of the Company for a total purchase price of $250,000 ($0.29 per share). The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities.

The information disclosed under the heading “Stock Purchase Agreement” under Item 1.01 above is incorporated by reference into this Item 3.02. The issuance of the shares of common stock to LipoMedics pursuant to the Purchase Agreement was exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof as a transaction not involving any public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

10.1	Stock Purchase Agreement dated as of February 6, 2017 by and between Marina Biotech, Inc. and LipoMedics, Inc.

99.1	Press release of Marina Biotech, Inc. dated February 7, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marina Biotech, Inc.

February 9, 2017	By:	/s/ Joseph W. Ramelli
	Name:	Joseph W. Ramelli
	Title:	CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1	Stock Purchase Agreement dated as of February 6, 2017 by and between Marina Biotech, Inc. and LipoMedics, Inc.

99.1	Press release of Marina Biotech, Inc. dated February 7, 2017